EXHIBIT 10.3

AMEMDMENT NO. 2 TO EMPLOYMENT AGREEMENT
This Amendment No. 2 (the “Amendment”), effective December 20, 2016 (the “Effective Date”), amends the employment agreement (the “Employment Agreement”), dated as of [●], and amended as of December 1, 2015, between Joy Global Inc., a Delaware corporation (the “Company”), and [●] (the “Executive”). Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Employment Agreement.
WHEREAS, the Company and the Executive wish to amend the Employment Agreement to include certain provisions intended to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended and make certain other mutually agreed updates.
NOW, THEREFORE, the Employment Agreement shall be amended as follows, effective as of the Effective Date:

1.	The definition of “Effective Date” is hereby amended and restated in its entirety as follows:
“Effective Date” means the first date during the Change of Control Period (as defined herein) on which a Change of Control occurs.

2.	Section 8(c) of the Employment Agreement is hereby amended and restated in its entirety as follows:
If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof, and the Executive may then elect, in his or her sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Agreement Payments equals the Reduced Amount), and shall advise the Company in writing of his or her election within ten days of his or her receipt of notice. If no such election is made by the Executive within such ten day period, the Company may elect which of such Agreement Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Agreement Payments equals the Reduced Amount) and shall notify the Executive promptly of such election. However, in no event shall a Payment be reduced that is subject to Section 409A of the Code (“409A Amounts”) unless all Payments are eliminated that are not 409A Amounts, and, if reduced, 409A Amounts shall be reduced in order from the latest Payments to the earliest Payments. All determinations made by the

Accounting Firm under this Section 8 shall be binding upon the Company and the Executive and shall be made within 25 days of a termination of employment of the Executive. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of the Executive such Agreement Payments as are then due to the Executive under this Agreement and shall promptly pay to or distribute for the benefit of the Executive in the future such Agreement Payments as become due to the Executive under this Agreement.

3.	The following is hereby added to the Employment Agreement as Section 11:
11.     Section 409A. (a) This Agreement and the payments contemplated hereby to be made by the Company to the Executive are intended to be exempt from, or comply with, Section 409A of the Code (“Section 409A”), and this Agreement shall be interpreted accordingly; provided, however, that nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from Executive to the Company or to any other individual or entity.
(b)    Each such payment under this Agreement shall be considered to be a separate payment for purposes of Section 409A.
(c)    If, upon separation from service, the Executive is a “specified employee” within the meaning of Section 409A, any payment under this Agreement that is subject to Section 409A and would otherwise be paid within six months after the Executive’s separation from service will instead be paid in the seventh month following the Executive’s separation from service (to the extent required by Section 409A(a)(2)(B)(i)).
(d)     In no event shall the Date of Termination occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the Date of Termination. If the Executive dies following the Date of Termination and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Reg. § 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date).
(e)    Any outplacement services are intended to be exempt from Section 409A and shall accordingly be limited to the extent described in Treas. Reg.§ 1.409A-l(b)(9)(v)(A).

4.	Except as expressly modified herein, the Employment Agreement shall remain in full force and effect in accordance with its existing terms.
[Signature Page Follows.]

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment as of the date first above written.

JOY GLOBAL INC. _____________________________________ Name: Title:
EXECUTIVE ______________________________________ Name: